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    |WEBER SHANDWICK
 FRB|Financial Communications            NEWS
    |                             OPTICAL CABLE CORPORATION
                                  5290 Concourse Drive
                                  Roanoke, VA  24019
                                  (Nasdaq NM: OCCF)
                                  www.occfiber.com

AT THE COMPANY:                   AT FRB | Weber Shandwick:
---------------                   -------------------------
Neil Wilkin                       Marilynn Meek - General Info. (212) 445-8451
President & CFO                   Peter Seltzberg - Analyst Info. (212) 445-8431
(540) 265-0690
nwilkin@occfiber.com

FOR IMMEDIATE RELEASE:
----------------------
October 25, 2002


                        OPTICAL CABLE CORPORATION REPORTS
                  SHAREHOLDER CLASS ACTION LITIGATION DISMISSED
                              AND SETTLEMENT FINAL

ROANOKE, VA, October 25, 2002 - Optical Cable Corporation (Nasdaq NM: OCCF) today announced that the consolidated class action securities lawsuit filed against Optical Cable Corporation, its former Chairman, CEO & President Robert Kopstein, and certain other officers and directors of the Company brought in the United States District Court for the Western District of Virginia (the "Court") has been dismissed with prejudice and the previously announced agreed upon settlement is final and binding.

The settlement with members of the shareholder class, initially announced on June 26, 2002, provides for Optical Cable to pay $700,000 in cash, a portion of which was funded by insurance, and issue warrants to purchase 250,000 shares of common stock at an exercise price of $4.88 per common share (reflecting adjustments for the reverse split effected July 31, 2002).

"Optical Cable is pleased with the settlement, which we believe was in the best interests of both the Company and its shareholders," stated Neil Wilkin, President and Chief Financial Officer. "The fact that the settlement was finalized quickly permits Optical Cable's management to return its focus to the fundamentals of the business. We also believe the plaintiffs' desire to accept warrants to purchase additional shares in the Company indicates an optimism for Optical Cable's future," added Mr. Wilkin.

On September 23, 2002, U.S. District Judge James C. Turk entered an Order and Final Judgment approving the settlement and dismissing the shareholder class action lawsuit with prejudice. The Order and Final Judgment was subject to appeal for 30 days after being entered. Since no appeal was filed with the Court within 30 days, the settlement has become final and binding.

No member of the approved class opted out of participation in the settlement. Therefore, the Order and Final Judgment should preclude any other lawsuits by shareholders with respect to the allegations set forth in the settled consolidated class action securities lawsuit. The allegations in the class action lawsuit substantially arose from the actions of Mr. Kopstein, the Company's former Chairman, CEO and President.

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Optical Cable Corp. - Shareholder Litigation Dismissed
Page 2 of 3

Optical Cable expensed approximately $1.1 million during the nine months ended July 31, 2002 related to the settlement of the class action lawsuit, net of insurance proceeds. The expense included $700,000 for the cash portion of the settlement, approximately $465,000 for the fair market value of the warrants, and approximately $471,000 for professional and legal fees, partially offset by insurance proceeds. Optical Cable does not expect to incur significant additional costs associated with the settlement. However, professional and legal fees incurred after July 31, 2002 and the costs associated with registering the common shares to be issued pursuant to the warrants with the U.S. Securities and Exchange Commission will be expensed as incurred. Additionally, any change in the valuation of the warrants prior to their issuance that will require an adjustment to the settlement expense accrual as required by generally accepted accounting principles will be reflect in our income statement in future periods.

The warrants issued in the settlement will be exercisable for five years, and Optical Cable anticipates filing a registration statement with the U.S. Securities and Exchange Commission before the end of 2002 to register the common shares issuable upon exercise of the warrants.

Counsel for the plaintiff class will receive 30% of the settlement fund, consisting of cash and warrants, plus approximately $38,500 in reimbursement for expenses that will also be funded by the settlement fund.

Optical Cable Corporation manufactures and markets a broad range of fiber optic cables for "high bandwidth" transmission of data, video, and audio communications over short to moderate distances. Optical Cable Corporation's cables can be used both indoors and outdoors and utilize a tight-buffer coating process that protects the optical fiber.

Further information on Optical Cable Corporation is available through our website on the World Wide Web at www.occfiber.com.


FORWARD-LOOKING INFORMATION
This news release may contain certain "forward-looking" information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning Optical Cable Corporation's (the "Company") outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the expectations of the Company. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; the economic conditions affecting network service providers; the slowdown in corporate spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company's dependence on a single manufacturing facility; the ability of the Company to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company's dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; the effect of sales of the Company's common stock by the various brokerage firms to whom the Company's former President and Chief Executive Officer

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Optical Cable Corp. - Shareholder Litigation Dismissed
Page 3 of 3

pledged substantially all of his personally-held unregistered shares of the Company to cover personal margin loans; technological changes and introductions of new competing products; adverse economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States on September 11, 2001 and subsequent military responses by the United States; ability to retain key personnel; changes in market demand, exchange rates, productivity, weather or market and economic conditions in the areas of the world in which the Company operates and markets its products.

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